Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors
BBVA Banco Francés S.A.:

We consent to the incorporation by reference in the registration statement No. 333-219100 on Form F-3 of BBVA Banco Francés S.A. of our reports dated May 10, 2019, with respect to the consolidated statements of financial position of BBVA Banco Francés S.A. and its subsidiaries (the Company) as of December 31, 2018, December 31, 2017 and January 1, 2017, and the related consolidated statements of profit or loss, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of the Company.

Our report dated May 10, 2019 on the consolidated financial statements refers to a change in accounting for financial instruments due to the adoption of International Financial Reporting Standard 9, Financial Instruments.

Our report dated May 10, 2019 on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of two material weaknesses on achievement of the objectives of the control criteria and contains an explanatory paragraph that states such material weaknesses related to ineffective design and implementation and timely operation of certain process level controls over the determination of loan losses under IFRS 9 and ineffective design of certain controls over the completeness and accuracy of certain financial statements disclosures required under IFRS, specifically IFRS 9, IFRS 7 and IAS 29.

/s/ KPMG

Buenos Aires, Argentina
May 10, 2019